Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Third Quarter 2024 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning everyone, and thank you for joining us for GNL's third quarter 2024 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our third quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Net Debt to Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and in our Quarterly Report on Form 10-Q for the third quarter 2024.

I'll now turn the call over to our CEO, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

It’s been over one year since we successfully completed the Merger and Internalization of GNL, and throughout this time, we’ve remained committed to executing the strategy we originally communicated to you: capturing synergies, reducing leverage and executing strategic dispositions while increasing occupancy and de-risking our balance sheet. Our progress has been clearly reflected through this year, with significant achievements highlighted once again in this quarter’s results.

The first pillar of our 2024 strategy was to capture the full $75 million in projected cost synergies by Q3 2024. I am pleased to report that we have significantly exceeded our stated $75 million cost synergy target by reaching a total of $85 million in annual, recurring savings. This accomplishment not only has a continuing positive impact on our G&A, but also underscores the effectiveness of our integration efforts and our ability to execute on synergy projections.

The second pillar of our strategy is reducing leverage and improving our Net Debt to Adjusted EBITDA. In 2024, we have successfully reduced outstanding net debt by $445 million, including $162 million of net debt reduction in Q3, primarily through completed asset dispositions. We anticipate closing an additional $371 million in dispositions, with net proceeds earmarked for further debt reduction. At the end of Q3 2024, our Net Debt to Adjusted EBITDA ratio stands at 8.0x, down from 8.4x at the start of 2024. We're encouraged with our progress and remain committed to further reducing our leverage.

The third pillar of our strategy is our asset disposition initiative, with an increased target of $650 million to $800 million in 2024 closed dispositions, up from the initial range of $400 million to $600 million. As of November 1st, we believe we are in excellent position to reach the high end of our target, as the value of closed dispositions plus our pipeline total $950 million at a cash cap rate of 7.1% on occupied assets, with an weighted average remaining lease term of 5.1 years.

This includes:

•	$579 million from successfully closed dispositions at a cash cap rate of 7.1% on occupied assets;
•	$241 million in dispositions currently under PSA at a cash cap rate of 7.1% on occupied assets; and
•	$131 million in dispositions with executed LOIs at a cash cap rate of 7.2% on occupied assets.

I’d like to highlight our strong execution of the disposition initiative, having sold $579 million in assets through November 1st, and our AFFO per share has remained relatively consistent over the past three quarters, with an increase compared to the end of 2023 when we implemented this strategy. We achieved this mainly through interest expense savings from debt reduction tied to closed dispositions, incremental NOI generated by lease-up initiatives and G&A savings realized from the Merger and Internalization. We believe the 7.1% cash cap rate achieved on occupied dispositions demonstrates the value of our primarily investment-grade and diversified portfolio, representing a significant premium compared to GNL’s current implied cap rate.

As discussed on last quarter's earnings call, a key component of our disposition strategy is prioritizing selling assets held on our corporate credit facility, which incur the highest interest costs and no pre-payment penalties. Another financing tool that provides GNL with a significant advantage is our ABS Master Trust. To provide some context for those who aren't familiar, the Master Trust allows for a flexible collateral pool with the ability to substitute or release assets, which gives GNL more flexibility than what is traditionally found in other types of financings. As we dispose of assets that currently sit on our 3.6% interest rate ABS, we replace them with assets from our revolving credit facility, which currently carries a 7.1% floating interest rate on the U.S. dollar portion. This generates over 300 basis points of potential interest rate savings and allows us the flexibility to continue focusing on reducing our cost of capital as we continue to dispose of assets.

Our strategic dispositions are focused on non-core assets and those with shorter weighted average remaining lease term compared to our portfolio average, as well as opportunistic sales. These dispositions enhance the overall quality of our portfolio, as evidenced by a 200 basis point increase in investment-grade or implied investment-grade tenants since last quarter, rising from 59% to 61%, while also contributing to a reduction in leverage. This reinforces the benefit of investment-grade tenants in our portfolio, further strengthening the quality and predictability of GNL earnings.

Notable sales include 21 single-tenant retail properties that were leased to Truist, totaling over $51 million at a 6.4% cash cap rate, and the sale of The Plant Shopping Center in San Jose, California for $95 million.

We enhanced the value of The Plant Shopping Center by strategically subdividing the property into two separate parcels, which broadened the buyer pool and allowed us to secure premium pricing for the multi-tenant shopping center portion of the property. We retained ownership of the newly created parcel, which is an attractive single-tenant net lease asset with approximately 9 years remaining on the lease, featuring a 12.5% rental increase every five years. It’s leased to Home Depot, an investment-grade tenant with an A2 credit rating.

Our disposition initiative has also focused on reducing our office sector exposure. Last quarter, we projected our office exposure to fall below 20% of total portfolio straight-line rent. This quarter, through several notable office sales, we successfully reduced our office exposure to 18%, while also mitigating portfolio vacancy risk and increasing overall occupancy levels.

Most significant among these was the sale of the 366,000 square-foot vacant Foster Wheeler office property in the UK for over $27 million. We owned this property for nearly eight years and sold it vacant just as the tenant’s lease expired, after collecting 100% of the rent throughout the lease term.

Additionally, we sold three fully occupied office properties: the Epredia office property in Michigan for over $13 million, Kedrion Plasma in Texas for over $5 million, and Johnson Controls in Spain for over $4 million. We successfully sold these three office assets at a 7.7% cash cap rate, highlighting the quality of our mission-critical office portfolio and demonstrating the significant value we can create.

We also have reached an agreement on a forward sale of the KPN office property in the Netherlands, which is set to close in December 2026, upon the tenant's lease expiration. We've structured this sale to collect all rent throughout the lease term and had limited visibility on the tenant’s renewal intentions. This strategy exemplifies GNL’s commitment to reducing our office exposure further and enhancing portfolio value while extracting long-term returns.

Beyond these office sales, we have over $187 million in vacant property dispositions that are closed or under agreement, expected to eliminate over $3 million of annualized operating expenses, assuming the pending transactions close.

The fourth pillar of our strategy is centered on increasing portfolio occupancy with a strong focus on new leasing and attractive renewals. Throughout the first three quarters of 2024, we consistently raised occupancy rates from 93% as of Q1 to 96% in Q3, reflecting the strength and efficiency of our in-house asset management team. This achievement not only enhances our revenue base but also solidifies the resilience of our portfolio, positioning us for sustained growth as we continue to meet tenant demand.

On the leasing front, we achieved positive leasing spreads encompassing over 1.2 million square feet with attractive renewal spreads that were 4.2% higher than expiring rents. New leases that were completed in the third quarter of 2024 have a weighted average lease term of 6.5 years, while renewals that were completed during this period have a weighted average lease term of 5.2 years.

Notably, the single-tenant segment completed 6 new leases and renewals, highlighted by a 10% renewal spread. The multi-tenant segment completed 73 new leases and renewals, resulting in a 1.6% renewal spread. We find that demand for retail space remains in high demand, resulting in rising rental rates as businesses compete for prime locations. I'd like to highlight that in Q3, we executed five short-term Spirit Halloween leases totaling approximately 100,000 square feet, which does not have a material impact on our overall portfolio occupancy.

The fifth and final pillar of our 2024 strategy emphasizes de-risking our balance sheet by proactively managing near-term debt maturities. We are pleased to have successfully addressed 100% of the debt that was scheduled to mature in 2024 through dispositions or refinancing onto our revolving credit facility, and we have no debt maturities through July of 2025. This year, we have proactively reduced the 2025 maturity balance from $699 million to $521 million and anticipate further reductions by year-end as we complete dispositions currently in our pipeline.

Turning to our portfolio, at the end of the third quarter, we owned over 1,200 properties spanning over 61 million square feet and a weighted average remaining lease term of 6.3 years.

We believe GNL is well-positioned to continue to navigate external macro challenges given the diverse composition of our net lease portfolio, which we believe is unmatched across geography, asset type, tenant and industry.

As you're all aware, Hurricanes Helene and Milton recently caused devastation that severely impacted several cities across the U.S. Our thoughts are with all those affected by the storms. Thanks to our extensive precautionary measures implemented prior to the storms – such as clearing storm drains, maintaining retention ponds, inspecting roofs and palm tree maintenance – we are fortunate that only one of our properties located in Asheville, North Carolina, sustained any notable damage. Repair costs are expected to be covered by insurance, resulting in minimal out-of-pocket expenses. With over 1,200 properties in our portfolio located across the United States and Europe, we are fortunate that our portfolio experienced no material impact.

Our ability to limit exposure to high-risk geography, asset types, tenants, and industries is testament to our portfolio’s impressive diversification and credit underwriting. No single tenant accounts for more than 3% of total straight-line rent, and our top 10 tenants collectively contribute only 22% of total straight-line rent. We carefully monitor all tenants in our portfolio and their business operations on a regular basis.

Geographically, 80% of our straight-line rent is earned in North America, and 20% in Europe. The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 61% of tenants receiving an investment-grade or implied investment-grade rating. The portfolio features an average annual contractual rental increase of 1.3%, which excludes the impact of 15% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q3 2024 Investor Presentation on our website.

We remain committed to executing on our disciplined and strategic approach to achieve our financial objectives, particularly by reducing leverage without negatively impacting AFFO per share, and organically increasing NOI through lease-up initiatives and contractual rent growth. We are proud of our achievements in Q3 2024 and look forward to building on this momentum to close out 2024.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the third quarter 2024, we recorded revenue of $197 million and a net loss attributable to common stockholders of $77 million, compared to $203 million and $47 million, respectively, in Q2 2024. AFFO was $74 million, or $0.32 per share, in the third quarter of 2024, compared to $77 million, or $0.33 per share, in Q2 2024.

Looking at our balance sheet, the outstanding debt balance was $5 billion at the end of Q3, down by $157 million from the end of Q2. Our debt is comprised of $1.0 billion in senior notes, $1.6 billion on the multi-currency revolving credit facility and $2.4 billion of outstanding gross mortgage debt, with no maturities for the remainder of the year. As of Q3 2024, 91% of our debt is fixed, up from 90% in Q2 2024, reflecting floating rate debt with in-place interest rate swaps. Our weighted average interest rate stood at 4.8% and our interest coverage ratio was 2.5x. We intend to further reduce our outstanding debt balance as we close on the dispositions currently in our pipeline.

At the end of the third quarter, our Net Debt to Adjusted EBITDA ratio was 8.0x based on Net Debt of $4.8 billion, a decrease of $162 million from the prior quarter. At quarter-end, FX movements led to a temporary $49 million increase in total debt due to the sharp strengthening of the Pound and Euro. Following quarter close, both currencies have weakened rapidly, reversing part of the negative FX impact on our Q3 debt levels.

As of September 30th, we have liquidity of approximately $253 million and $366 million of capacity on our revolving credit facility. Additionally, we had approximately 230.8 million common shares outstanding, and approximately 230.5 million shares outstanding on a weighted average basis.

Turning to our outlook for the remainder of 2024, based on progress to date, we are reaffirming our AFFO per share guidance range of $1.30 to $1.40 and a Net Debt to Adjusted EBITDA range of 7.4x to 7.8x. As Mike mentioned, we are also reaffirming our disposition initiative range of $650 million to $800 million in total proceeds.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

The third quarter was a successful period for GNL as we continued to effectively execute our five key objectives: achieving the high-end of our disposition initiative with $950 million of closed dispositions plus pipeline, further reducing net debt by $162 million and surpassing our $75 million cost synergy target by $10 million totaling $85 million.

Underscoring the strength of our portfolio, we also maintained strong leasing momentum, reflected in increased occupancy from 94% in Q2 2024 to 96% this quarter along with a positive renewal spread of 4.2% across the portfolio. Additionally, we continue to proactively manage our near-term debt maturities, resulting in no maturities until July 2025, while successfully reducing the 2025 debt maturity balance by $178 million.

The primary focus of our disposition efforts is to lower our cost of capital and improve Net Debt to Adjusted EBITDA, enabling GNL to pursue a sustainable, growth-oriented strategy in the future. We are executing this disposition strategy on an earnings-neutral basis, resulting in minimal to no impact on AFFO per share, as reflected in its consistent performance quarter-over-quarter. We are proud of our accomplishments during the third quarter of 2024, all of which help meet our commitment to generate long-term shareholder value. We look forward to closing out the year strong and continuing our positive momentum.

I'd also like to highlight a subsequent development: CYVN Holdings, owned by the Government of Abu Dhabi, recently announced it has entered into a non-binding agreement to acquire 100% of McLaren’s automotive business from Mumtalakat. With the Government of Abu Dhabi holding a AA investment-grade rating from S&P Global and managing approximately $1.7 trillion in assets, this transaction would potentially bring significant credit enhancement to McLaren, one of GNL’s largest tenants. McLaren’s lease, which has 16 years remaining, includes annual rental escalations tied to CPI with a collar of 1.25% and a cap of 4%.

As always, we’re available to answer any questions you may have on this quarter after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]